COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Third Quarter 2021 Results
Raising full year 2021 free cash flow guidance to $80-$90 million1
Announced three accretive acquisitions which add over five rig-years of inventory
Continued success with Austin Chalk delineation
Targeting leverage ratio of ~1.25x by year-end 2021
Houston, TX - November 3, 2021 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the third quarter of 2021. Highlights include:
•Net production of 212 million cubic feet of natural gas equivalent per day (“MMcfe/d”). Net oil production of 4,000 barrels per day ("Bbls/d"), above the high end of guidance and a 46% increase quarter-over-quarter
•Full year 2021 production guidance range increased to 210-215 MMcfe/d, a 4% increase at the midpoint
•Full year 2021 free cash flow ("FCF") guidance range increased to $80-$90 million1 from $45-$55 million previously, a 70% increase at the midpoint. Full year guidance implies a FCF yield of approximately 20%2
•Full year 2021 capital guidance range unchanged at $115-$130 million; 2021 re-investment rate of 60%3
•Reported a net loss of $36 million, which includes a net unrealized loss on the value of the Company's derivative contracts of $61 million, and Adjusted EBITDA of $58 million. Adjusted EBITDA is a non-GAAP measure defined and reconciled in the table below
•Reduced total debt by $55 million year-over-year; further reduced leverage ratio to 1.73x4. Targeting year-end 2021 leverage ratio of approximately 1.25x4
•SilverBow's Austin Chalk wells in Webb County continue to exceed expectations. The second Austin Chalk well brought on during the third quarter produced over 12 million cubic feet of natural gas per day ("MMcf/d") through the first 60 days, or more than 0.6 billion cubic feet of natural gas ("Bcf") cumulative. The first Austin Chalk well has produced approximately 11 MMcf/d through the first 250 days, or approximately 2.7 Bcf cumulative

•Three acquisitions announced since August 2021 together add approximately 60,000 net acres, over 5,700 barrels of oil equivalent per day ("Boe/d") of production and more than 215 oil and gas locations spanning both the Eagle Ford and Austin Chalk. Acquisitions will be immediately accretive on all key financial metrics
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "SilverBow has been active on the M&A front since our last update. We announced three accretive acquisitions since August which increase our production base, expand our Austin Chalk development and add more than five rig-years of drilling inventory. For the third quarter, oil production increased almost 50% sequentially and is expected to increase into year-end as we capitalize on our mid-year liquids development program. In our Webb County area, our second Austin Chalk well continues to outperform its type curve. Year-to-date, we have added approximately 50 high-return Austin Chalk locations through successful delineation across our acreage position."
Mr. Woolverton commented further, "For the full year, production is expected to increase by over 15%. We raised our 2021 free cash flow guidance by $35 million at the midpoint to a range $80-$90 million, which implies a re-investment rate of 60%. As we look to 2022 and inclusive of the recent acquisitions, we expect to see double digit production growth with a re-investment rate of approximately 75% and a meaningful free cash flow yield. We anticipate running a full rig for the calendar year which immediately incorporates locations acquired through recent acquisitions, as well as additional Austin Chalk development. Operating at a continuous one-rig pace maximizes our field efficiencies and generates greater returns in today's environment. As we have demonstrated in recent years, we will remain flexible and adaptable in our activity levels and capital allocation framework to reduce leverage, increase liquidity and maximize returns for our stakeholders."
OPERATIONS HIGHLIGHTS
During the third quarter of 2021, SilverBow drilled six net wells, completed 11 wells and brought 11 wells online. As expected, the Company concluded its mid-year liquids development program with the majority of completion activity focused in its La Salle Condensate and McMullen Oil areas. As a result of strong well performance, oil production increased nearly 50% quarter-over-quarter. In the La Salle Condensate area, SilverBow brought online a Briggs Knolle two-well pad which produced a 30-day average of 2,524 Boe/d (72% liquids), and a Briggs Knolle four-well pad which produced a 30-day average of 4,202 Boe/d (78% liquids).
Across the 11 total well completions during the quarter, the Company realized $9 million of cost savings due to reduced cycle times for both drilling and completion ("D&C") operations along with various well design and construction optimizations. Year-to-date, D&C costs per lateral foot are 14% lower compared to 2020. Additionally, SilverBow extended its streak of zero total recordable incidents on a rolling twelve month basis from the beginning of 2020 through the third quarter of 2021. Safety is core to SilverBow’s operations and the Company has demonstrated a commitment to delivering high-returns without compromising on its industry-leading safety environment.
The Company continues to drill and appraise the Austin Chalk and is reviewing early and encouraging results from its second Austin Chalk well in Webb County. The Fasken 201H, which came online in August, produced over 12 MMcf/d on average over the first 60 days, and thus far is producing in-line with SilverBow's first Austin Chalk well at Rio Bravo. Both wells are exceeding offset type curves in the area and are exhibiting some of the highest commercial economics in the Company's portfolio. SilverBow is also assessing the initial results of a third Webb County Austin Chalk well which started producing in October.
The Company currently does not have a drilling rig active, but plans to add one rig in December which will drill one net La Mesa well by year-end. As previously discussed, the Company has elected to participate in three gross (one net) non-operated Webb County wells which are expected to be brought online during the fourth quarter.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the third quarter averaged approximately 212 MMcfe/d. Production mix for the third quarter consisted of approximately 77% natural gas, 11% oil and 12% natural gas liquids ("NGLs"). Natural gas comprised 63% of total oil and gas sales for the third quarter, compared to 51% in the third quarter of 2020.
For the third quarter, lease operating expenses ("LOE") were $0.38 per Mcfe, transportation and processing expenses ("T&P") were $0.30 per Mcfe and production and ad valorem taxes were 4.9% of oil and gas sales. Total production expenses, which include LOE, T&P and production taxes, were $0.93 per Mcfe for the third quarter. Net general and administrative ("net G&A") expenses for the third quarter were $5.3 million, or $0.27 per Mcfe. After deducting $1.2 million of non-cash compensation expense, cash general and administrative ("cash G&A") (a non-GAAP measure) expenses were $4.1 million for the third quarter, or $0.21 per Mcfe. The Company's total cash operating costs (a non-GAAP measure) for the third quarter, which includes total production expenses and cash G&A expenses, were $1.14 per Mcfe. SilverBow anticipates total cash operating costs to remain flat from third quarter levels through the remainder of the year as oil production increases, which typically carries higher per unit costs, and as production taxes increase as a function of higher realized pricing compared to prior quarters.

The Company continues to benefit from strong basis pricing in the Eagle Ford. Crude oil and natural gas realizations in the third quarter were 97% of West Texas Intermediate ("WTI") and 103% of Henry Hub, respectively, excluding hedging. The Company's average realized natural gas price for the third quarter, excluding hedging, was $4.14 per thousand cubic feet of natural gas ("Mcf") compared to $1.98 per Mcf in the third quarter of 2020. The average realized crude oil selling price in the third quarter, excluding hedging, was $68.54 per barrel compared to $37.45 per barrel in the third quarter of 2020. The average realized NGL selling price in the third quarter, excluding hedging, was $30.92 per barrel (44% of WTI benchmark) compared to $12.79 per barrel (31% of WTI benchmark) in the third quarter of 2020.
FINANCIAL RESULTS
For the third quarter, SilverBow reported total oil and gas sales of $99.2 million and a net loss of $35.9 million, which includes a net unrealized loss on the value of the Company's derivative contracts of $61.2 million.
For the third quarter, SilverBow generated Adjusted EBITDA (a non-GAAP measure) of $57.6 million. The Company's Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) was $62.5 million for the third quarter. In accordance with the Leverage Ratio calculation for SilverBow's senior secured revolving credit facility ("Credit Facility"), the Company includes certain adjustments for its calculation of Adjusted EBITDA. For the three months ended September 30, 2021, SilverBow included gains related to previously unwound derivative contracts totaling $4.0 million. Additionally, the Company included pro forma EBITDA contributions related to closed acquisitions, which reflect the results of operations of the acquired assets for referenced time periods preceding the acquisition close date, totaling $0.8 million. Adjusted EBITDA for Leverage Ratio for the twelve months ended September 30, 2021 was $229.5 million, which includes $20.7 million related to the amortization of previously unwound derivative contracts and $6.6 million related to the pro forma EBITDA contribution related to closed acquisitions.
In accordance with the Leverage Ratio calculation for SilverBow's Credit Facility, the Company includes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus (less) amortization of derivative contracts and pro forma EBITDA contributions related to closed acquisitions, in accordance with the covenant compliance calculations under SilverBow's Credit Agreement. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.
Capital expenditures incurred during the third quarter of 2021 totaled $51.3 million on an accrual basis.

2021 GUIDANCE AND PRELIMINARY 2022 OUTLOOK
For the fourth quarter of 2021, SilverBow is guiding to estimated production of 240-250 MMcfe/d, with natural gas volumes expected to comprise 180-189 MMcf/d or 75% of total production at the midpoint. For the full year 2021, the Company is guiding to a production range of 210-215 MMcfe/d, a 4% increase at the midpoint compared to prior guidance. Production guidance is inclusive of the two acquisitions which SilverBow announced in August 2021, both of which have since closed.
For the full year 2021, the Company anticipates FCF to be $80-$90 million1, a $35 million or 70% increase at the midpoint compared to prior guidance. Full year capital budget guidance is unchanged at $115-$130 million, but now reflects four gas well completions, which were previously going to be deferred to early 2022, as a result of cost savings realized in the third quarter. The 2021 capital program is focused on inventory expansion, Austin Chalk delineation and free cash flow generation, and represents a re-investment rate of approximately 60%3.
Year-to-date, SilverBow has incurred $110 million, or approximately 90%, of its full year capital budget. Thus, based on full year guidance and cash flows generated through the third quarter, SilverBow expects to generate a significant amount of FCF1 during the fourth quarter of 2021.
The Company expects to resume drilling at its La Mesa position in December 2021. The preliminary 2022 outlook assumes development remains at a one rig pace throughout the year, compared to approximately a 3/4 rig average in 2021. 2022 production is expected to increase by double digits, driven by increased rig activity as well as a full year contribution from acquisitions announced in the second half of 2021. The Company is currently in the process of finalizing its budget for next year and plans to release formal guidance in early 2022. As always, SilverBow maintains a high degree of flexibility in its drilling schedule and operates with a returns-focused mindset.
Additional detail concerning the Company's fourth quarter and full year 2021 guidance can be found in the table included with today’s news release and the Corporate Presentation in the Investor Relations section of SilverBow’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company's active hedging program provides greater predictability of cash flows and preserves exposure to higher commodity prices. In conjunction with unwinding oil derivative contracts related to production periods in 2020 and 2021, SilverBow is amortizing the $38 million of cash inflow it received in discrete amounts each month over the same time period that the derivative contracts would have settled. The amortized hedge gains will factor into the Company's calculation of Adjusted EBITDA for covenant compliance purposes through the end of 2021.
As of October 29, 2021, SilverBow had 64% of total estimated production volumes hedged for the remainder of 2021. For the remainder of 2021, the Company has 121 MMcf/d (66% of guidance) of natural gas production hedged, 3,884 Bbls/d (73% of guidance) of oil hedged and 2,090 Bbls/d (44% of guidance) of NGLs hedged. For 2022, SilverBow has 113 MMcf/d of natural gas production hedged, 3,093 Bbls/d of oil hedged and 1,623 Bbls/d of NGLs hedged. The hedged amounts are inclusive of both swaps and collars, and the percent hedged amounts are based on the midpoint of production guidance.
Please see SilverBow's Corporate Presentation and Form 10-Q filing for the third quarter of 2021, which the Company expects to file on Thursday, November 4, 2021, for a detailed summary of its derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
As of September 30, 2021, SilverBow's liquidity position was $103.0 million, consisting of $1.0 million of cash and $102.0 million of availability under the Credit Facility. The Company is currently in the process of its semi-annual borrowing base redetermination and anticipates a sizeable increase to the availability under its revolving credit line.
SilverBow's net debt as of September 30, 2021 was $397.0 million, calculated as total long-term debt of $398.0 million less $1.0 million of cash, a $30.9 million, or 7%, decrease from December 31, 2020.
On August 13, 2021, the Company entered into an equity distribution agreement under which it may sell from time to time shares of its common stock up to an aggregate offering price of $40.0 million (the “ATM Program”). For the three months ended September 30, 2021, SilverBow sold 0.7 million shares for net proceeds of $12.8 million after sales agents' commissions and other related expenses.
As of October 29, 2021, SilverBow had 14.7 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, November 4, 2021, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time). Investors and participants can listen to the call by dialing 1-833-772-0370 (U.S.) or 1-236-738-2241 (International) and requesting SilverBow Resource's Third Quarter 2021 Earnings Conference Call or by visiting the Company's website. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Third Quarter 2021

Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, future operations, 2021 guidance and 2022 preliminary outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” "guidance," “expect,” “may,” “continue,” “predict,” “potential,” "plan," “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions, including disruptions in the oil and gas industry; actions by the members of the Organization of the Petroleum Exporting Countries ("OPEC") and Russia (together with OPEC and other allied producing countries) with respect to oil production levels and announcements of potential changes in such levels; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; shut-in and curtailment of production due to decreases in available storage capacity or other factors; volatility in natural gas, oil and NGL prices; future cash flows and their adequacy to maintain our ongoing operations; liquidity, including our ability to satisfy our short- or long-term liquidity needs; our borrowing capacity and future covenant compliance; operating results; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic conditions; opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; environmental liabilities; counterparty credit risk; governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020. The Company's capital program, budget and development plans are subject to change at any time.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)
1 The Company is unable to provide a quantitative reconciliation of the forward-looking estimate of FCF (a non-GAAP measure) to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.
2 Free cash flow yield is estimated by dividing the full year 2021 free cash flow guidance by the Company's market capitalization, as of October 29, 2021. Market capitalization is defined as total shares outstanding multiplied by the closing share price at a given date. As of October 29, 2021, SilverBow had 14,726,605 shares outstanding and a closing share price of $27.60.
3 Re-investment rate is defined is calculated as capital expenditures divided by the sum of capital expenditures and free cash flow (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the calendar year.
4 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the trailing twelve-month period.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$988	$2,118
Accounts receivable, net	44,190	25,850
Fair value of commodity derivatives	668	4,821
Other current assets	4,016	2,184
Total Current Assets	49,862	34,973
Property and Equipment:
Property and equipment, full cost method, including $24,988 and $28,090, respectively, of unproved property costs not being amortized at the end of each period	1,476,586	1,343,373
Less – Accumulated depreciation, depletion, amortization & impairment	(846,822)	(801,279)
Property and Equipment, Net	629,764	542,094
Right of Use Assets	15,787	4,366
Fair Value of Long-Term Commodity Derivatives	18	281
Other Long-Term Assets	2,904	1,421
Total Assets	$698,335	$583,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$38,000	$26,991
Fair value of commodity derivatives	94,778	8,171
Accrued capital costs	20,482	7,324
Accrued interest	846	983
Current lease liability	6,292	3,473
Undistributed oil and gas revenues	17,328	11,098
Total Current Liabilities	177,726	58,040
Long-Term Debt, Net	393,726	424,905
Non-Current Lease Liability	9,723	951
Deferred Tax Liabilities	303	303
Asset Retirement Obligations	4,706	4,533
Fair Value of Long-Term Commodity Derivatives	21,989	2,946
Other Long-Term Liabilities	846	424
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 13,576,285 and 12,053,763 shares issued, respectively, and 13,384,615 and 11,936,679 shares outstanding, respectively	136	121
Additional paid-in capital	324,106	297,712
Treasury stock, held at cost, 191,670 and 117,084 shares, respectively	(2,984)	(2,372)
Accumulated deficit	(231,942)	(204,428)
Total Stockholders’ Equity	89,316	91,033
Total Liabilities and Stockholders’ Equity	$698,335	$583,135

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
Revenues:
Oil and gas sales	$99,249	$45,699

Operating Expenses:
General and administrative, net	5,257	5,833
Depreciation, depletion, and amortization	16,054	13,975
Accretion of asset retirement obligations	77	90
Lease operating expenses	6,978	5,211
Workovers	423	8
Transportation and gas processing	5,913	5,094
Severance and other taxes	4,908	2,512
Total Operating Expenses	39,610	32,723

Operating Income	59,639	12,976

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(88,554)	(12,944)
Interest expense, net	(7,433)	(7,444)
Other income (expense), net	(3)	(56)

Income (Loss) Before Income Taxes	(36,351)	(7,468)

Provision (Benefit) for Income Taxes	(408)	(572)

Net Income (Loss)	$(35,943)	$(6,896)

Per Share Amounts:

Basic Earnings (Loss) Per Share	$(2.85)	$(0.58)

Diluted Earnings (Loss) Per Share	$(2.85)	$(0.58)

Weighted-Average Shares Outstanding - Basic	12,629	11,935

Weighted-Average Shares Outstanding - Diluted	12,629	11,935

Condensed Consolidated Statements of Operations (Unaudited)

SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Revenues:
Oil and gas sales	$255,850	$123,921

Operating Expenses:
General and administrative, net	14,872	17,926
Depreciation, depletion, and amortization	45,485	51,130
Accretion of asset retirement obligations	226	263
Lease operating expenses	18,767	16,023
Workovers	512	8
Transportation and gas processing	17,175	16,291
Severance and other taxes	11,974	7,513
Write-down of oil and gas properties	—	355,948
Total Operating Expenses	109,011	465,102

Operating Income (Loss)	146,839	(341,181)

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(152,879)	66,884
Interest expense, net	(21,888)	(23,876)
Other income (expense), net	6	50

Income (Loss) Before Income Taxes	(27,922)	(298,123)

Provision (Benefit) for Income Taxes	(408)	20,607

Net Income (Loss)	$(27,514)	$(318,730)

Per Share Amounts:

Basic Earnings (Loss) Per Share	$(2.24)	$(26.81)

Diluted Earnings (Loss) Per Share	$(2.24)	$(26.81)

Weighted-Average Shares Outstanding - Basic	12,283	11,890

Weighted-Average Shares Outstanding - Diluted	12,283	11,890

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$(27,514)	$(318,730)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	45,485	51,130
Write-down of oil and gas properties	—	355,948
Accretion of asset retirement obligations	226	263
Deferred income taxes	—	21,087
Share-based compensation	3,450	3,503
(Gain) Loss on derivatives, net	152,879	(66,884)
Cash settlement (paid) received on derivatives	(28,976)	76,150
Settlements of asset retirement obligations	(151)	(27)
Write down of debt issuance cost	229	459
Other	1,883	2,436
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable and other current assets	(20,941)	7,413
Increase (decrease) in accounts payable and accrued liabilities	7,215	(3,981)
Increase (decrease) in income taxes payable	—	(480)
Increase (decrease) in accrued interest	(137)	(505)
Net Cash Provided by (Used in) Operating Activities	133,648	127,782
Cash Flows from Investing Activities:
Additions to property and equipment	(98,219)	(102,713)
Acquisition of oil and gas properties	(13,219)	(3,441)
Proceeds from the sale of property and equipment	—	4,752
Payments on property sale obligations	(1,084)	(426)
Net Cash Provided by (Used in) Investing Activities	(112,522)	(101,828)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	195,000	71,000
Payments of bank borrowings	(227,000)	(97,000)
Net proceeds from issuances of common stock	12,756	—
Purchase of treasury shares	(612)	(90)
Payments of debt issuance costs	(2,400)	—
Net Cash Provided by (Used in) Financing Activities	(22,256)	(26,090)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,130)	(136)
Cash and Cash Equivalents at Beginning of Period	2,118	1,358
Cash and Cash Equivalents at End of Period	$988	$1,222
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$20,277	$22,290
Non-cash Investing and Financing Activities:
Changes in capital accounts payable and capital accruals	$11,393	$(25,641)
Non-cash equity consideration for acquisitions	$(10,023)	$—

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company's 2020 Form 10-K and third quarter 2021 Form 10-Q for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for SilverBow's Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus (less) amortization of derivative contracts and pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses.

Free Cash Flow and Free Cash Flow Yield: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. Free cash flow yield is calculated by taking free cash flow divided by the market capitalization of the Company at a given date. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow and free cash flow yield estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Re-Investment Rate: Re-investment rate is calculated as capital expenditures divided by the sum of capital expenditures and FCF (defined above) for a given time period. SilverBow believes that re-investment rate is useful to investors because it reflects the magnitude of capital needed to be invested back into the Company's operations, relative to the total potential cash flows to which stakeholders could have received. Within the oil and gas industry, shale development typically requires substantial, ongoing capital investments to sustain production due to the nature of high-decline rates in shale wells. SilverBow uses re-investment rate to supplement its analysis of future capital investments to the business against returns for stakeholders. Re-investment rate could vary in definition from company to company, and a higher or lower measure does not necessarily indicate better or worse; therefore re-investment rate should not be considered an alternative to operating income (loss), cash flows provided by (used in) operating activities, cash flows provided by (used in) investing activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Total Cash Operating Costs: Total Cash Operating Costs are calculated as lease operating expenses plus transportation and processing expenses plus production taxes plus cash G&A expenses (non-GAAP). The Company believes that Total Cash Operating Costs are useful to investors because it reflects both the production expenses and overhead costs incurred from period to period. SilverBow believes Total Cash Operating Costs to be a true representation of its cost structure.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
Net Income (Loss)	$(35,943)	$(6,896)
Plus:
Depreciation, depletion and amortization	16,054	13,975
Accretion of asset retirement obligations	77	90
Interest expense	7,433	7,444
Loss (gain) on commodity derivatives, net	88,554	12,944
Derivative cash settlements collected/(paid) (1)	(19,327)	7,938
Income tax expense/(benefit)	(408)	(572)
Share-based compensation expense	1,191	1,066
Adjusted EBITDA	$57,631	$35,989
Plus:
Cash interest expense and bank fees, net	(6,995)	(7,284)
Capital expenditures(2)	(51,330)	(20,191)
Current income tax (expense)/benefit	408	572
Free Cash Flow	$(286)	$9,086

Adjusted EBITDA	$57,631	$35,989
Amortization of derivative contracts	3,993	9,099
Pro forma contribution from closed acquisitions	846	—
Adjusted EBITDA for Leverage Ratio (3)	$62,470	$45,088
(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio includes proceeds from the amortization of previously unwound derivative contracts and pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date.

	Last Twelve Months Ended September 30, 2021	Last Twelve Months Ended September 30, 2020
Net Income (Loss)	$(18,166)	$(312,482)
Plus:
Depreciation, depletion and amortization	58,919	76,275
Accretion of asset retirement obligations	317	336
Interest expense	29,240	32,937
Impairment of oil and gas properties	—	355,948
Loss (gain) on commodity derivatives, net	158,459	(56,814)
Derivative cash settlements collected/(paid) (1)	(31,026)	46,317
Income tax expense/(benefit)	(104)	18,490
Share-based compensation expense	4,504	4,560
Adjusted EBITDA	$202,143	$165,567
Plus:
Monetized derivative contracts	—	38,310
Cash interest expense and bank fees, net	(26,916)	(30,526)
Capital expenditures(2)	(129,989)	(129,944)
Current income tax (expense)/benefit	408	230
Free Cash Flow	$45,646	$43,637

Adjusted EBITDA	$202,143	$165,567
Amortization of derivative contracts	20,689	15,836
Pro forma contribution from closed acquisitions	6,648	—
Adjusted EBITDA for Leverage Ratio (3)	$229,480	$181,403
(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio includes proceeds from the amortization of previously unwound derivative contracts and pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
Production volumes:
Oil (MBbl) (1)	368	472
Natural gas (MMcf)	15,092	11,897
Natural gas liquids (MBbl) (1)	372	347
Total (MMcfe)	19,530	16,809

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$25,230	$17,665
Natural gas	62,529	23,595
Natural gas liquids	11,489	4,439
Total	$99,249	$45,699

Average realized price:
Oil (per Bbl)	$68.54	$37.45
Natural gas (per Mcf)	4.14	1.98
Natural gas liquids (per Bbl)	30.92	12.79
Average per Mcfe	$5.08	$2.72

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(17.18)	$6.91
Natural gas (per Mcf)	(0.69)	0.39
Natural gas liquids (per Bbl)	(7.07)	(0.01)
Average per Mcfe	$(0.99)	$0.47

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$51.36	$44.36
Natural gas (per Mcf)	3.46	2.37
Natural gas liquids (per Bbl)	23.85	12.78
Average per Mcfe	$4.09	$3.19

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe. Bbl refers to barrels, and MBbl refers to one thousand barrels. MMcf refers to one million cubic feet.

Fourth Quarter & Full Year 2021 Guidance

Guidance
	4Q 2021	FY 2021
Production Volumes:
Oil (Bbls/d)	5,250 - 5,350	3,800 - 3,950
Natural Gas (MMcf/d)	180 - 189	164 - 167
NGLs (Bbls/d)	4,750 - 4,850	3,850 - 4,000
Total Reported Production (MMcfe/d)	240 - 250	210 - 215
% Gas	75%	78%

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($3.50) - ($0.50)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.15) - ($0.05)	N/A
Natural Gas Liquids (% of WTI)	45% - 49%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.35 - $0.39	$0.35 - $0.36
Transportation & Processing ($/Mcfe)	$0.29 - $0.33	$0.29 - $0.33
Production Taxes (% of Revenue)	4.5% - 5.0%	4.7% - 4.9%
Cash G&A, net ($MM)	$4.2 - $4.7	$15.6 - $16.1